                                     [LOGO]
                                 HARTFORD LIFE

DEDUCTION AMOUNT WAIVER RIDER

BENEFIT

If the Insured becomes totally disabled (as defined below) then:

       a) if such disability began before the Policy Anniversary following the Insured's 60th birthday, we will waive each Deduction Amount falling due during such total disability. If such total disability continues without interruption until the Policy Anniversary following the Insured's 65th birthday, each Deduction Amount falling due thereafter will be waived even if the Insured recovers from total disability.

       b) if such disability began on or after the Policy Anniversary following the Insured's 60th birthday, and before the Policy Anniversary following the Insured's 65th birthday, we will waive each Deduction Amount falling due during such total disability and before the later of the Policy Anniversary following the Insured's 65th birthday or two years after the date such disability began.

DEDUCTION AMOUNT

The monthly Deduction Amount is made up of:

       a)  the Face Amount cost and expense charges for this policy; and

       b)  the cost of additional benefits provided by rider.

Any Deduction Amount that becomes due before we are notified in writing of a claim is payable. When we receive proof satisfactory to us that the Insured is totally disabled, we will credit any Deduction Amounts which became due after total disability began and within one year before we received written notice of the claim to the Account Value.

DEFINITION OF TOTAL DISABILITY

Total disability means a disability which:

       a)  results from bodily injury or disease;

       b)  begins while this policy and this rider are in force;

       c)  has existed continuously for at least 6 months; and

       d)  prevents the Insured from engaging in an occupation.

During the first 24 months of disability, occupation means the Insured's regular occupation. Thereafter, occupation means that for which the Insured is reasonably fitted by:

       a)  education;

       b)  training; or

       c)  experience.

Total disability will be deemed to occur, even if the Insured engages in an occupation, upon the total and irrecoverable loss of:

       a)  the entire sight of both eyes; or

       b)  all use of both hands or of both feet; or

       c)  one hand and one foot.

RISKS EXCLUDED

No Deduction Amount will be waived if disability results, directly or indirectly, wholly or partly, from:

       a)  willfully and intentionally self-inflicted injury; or

       b) service in the armed forces of any country or international authority at war, whether such war is declared or undeclared; or

       c)  sickness or disease which predated the application for this rider.

NOTICE AND PROOF OF CLAIM

Before we waive any Deduction Amount, we must:

       a)  be notified in writing of the claim; and

       b) receive proof satisfactory to us that the Insured is totally disabled.

Such notice and proof must be received:

       a)  while the Insured is alive and remains totally disabled; and

       b)  not later than one year after this policy terminates.

An otherwise valid claim will not be denied if:

       a) you show that notice and proof were given to us as soon as reasonably possible;

       b) and such notice was given to us no later than one year after the Insured's recovery.

We may require proof of continuance of total disability at reasonable intervals during the two years following our approval of a claim. Thereafter, we will not require such proof more often than once a year.

As part of any proof, we may require that the Insured be examined by a physician of our choice.

If any required proof is not submitted, no further Deduction Amounts will be waived. Any Deduction Amounts due thereafter for this policy or rider will be deducted from the Account Value.

GENERAL PROVISIONS

This rider is part of the policy to which it is attached. Except where this rider provides otherwise, it is subject to all conditions and limitations of such policy.

This rider is issued in consideration of an application and payment of the required cost of this rider. The Date of Issue of this rider is the same as the Policy Date unless a different date is shown on Page 3.

INCONTESTABILITY

We cannot contest this rider after it has been in force for 3 years from its Date of Issue:

       a)  except for nonpayment of the required cost of this rider; and

       b) unless the death or total disability of the Insured occurred during such 3 year period.

TERMINATION

To terminate this rider, notify us in writing. Termination will occur on the Monthly Anniversary Date next following the date we receive the request. Otherwise, this rider will continue until the earliest of the following:

       a)  when this policy terminates; or

       b)  on the Policy Anniversary following the Insured's 65th birthday.

Termination of this rider will not affect an otherwise valid claim arising from total disability which began before such termination.

Signed for HARTFORD LIFE AND ANNUITY INSURANCE COMPANY

    /s/ Christine Hayer Repasy            /s/ Thomas M. Marra
    ------------------------------------  ------------------------------------
    CHRISTINE HAYER REPASY, SECRETARY     THOMAS M. MARRA, PRESIDENT